Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SideChannel, Inc.

Table 1: Newly Registered Securities

Line-Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Shares, $0.001 par value per share	(1)	457 (o)	14,196,898	$0.04	$567,875.92	0.0001381	$78.42

Total Offering Amounts:							$567,875.92		78.42
Total Fee Offsets:									-
Net Fee Due:									$78.42

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), of SideChannel, Inc. (the “Registrant”) that become issuable under the Cipherloc Corporation 2021 Omnibus Equity Incentive Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act by averaging the high and low sales prices of the Registrant’s common stock reported on the OTCQB on February 3, 2025, which was $0.04.